                                                                    EXHIBIT 10.8




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              UNIONBANCORP, INC.,

                          CBI ACQUISITION CORPORATION

                                      AND

                            COUNTRY BANCSHARES, INC.





                                 MARCH 21, 1996

                                LIST OF EXHIBITS

            Exhibit A                 Form of Opinion of Counsel to Union
            Exhibit B                 Form of Opinion of Counsel to CBI
            Exhibit C                 Form of Non-Competition Agreement
            Exhibit D                 Form of Indemnity Agreement
            Exhibit E                 Form of Office Lease
            Exhibit F                 Form of Paying Agent Agreement
            Exhibit G                 Form of Voting Agreement

                               LIST OF SCHEDULES

             Schedule 4.1              CBI Organization
             Schedule 4.2              CBI Capitalization
             Schedule 4.3              Omni Bank Organization
             Schedule 4.6              CBI Litigation and Regulatory Matters
             Schedule 4.7              CBI Insurance
             Schedule 4.9              CBI Financial Statements and Reports
             Schedule 4.10             CBI Loan Loss Reserve
             Schedule 4.12             CBI Properties, Contracts, Employee
                                       Benefit Plans and Other Agreements
             Schedule 4.14             Effect of Agreement
             Schedule 4.15             CBI Articles of Incorporation, Charters
                                       and Bylaws
             Schedule 4.17             CBI Interim Events
             Schedule 4.18             CBI Taxes
             Schedule 4.19             CBI Title to Properties
             Schedule 4.21             Compliance With ERISA by CBI
             Schedule 4.22             Compliance With Environmental Laws by CBI
             Schedule 7.4              Purchase of CBI Assets
             Schedule 8.15             Sale of Certain Assets and Loans

                          AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 21st day of March, 1996, by and among UNIONBANCORP, INC., a Delaware corporation ("Union"), COUNTRY BANCSHARES, INC., an Illinois corporation ("CBI") and CBI ACQUISITION CORPORATION ("Acquisition Corp"), an Illinois corporation and a wholly-owned subsidiary of Union.

                                    RECITALS

        A. The parties hereto desire to effect a reorganization whereby Union desires to acquire control of CBI through the merger (the "Merger") of Acquisition Corp with and into CBI with CBI being the surviving corporation (the "Surviving Corporation").

        B. Pursuant to the terms of this Agreement and at the time of the closing of the Merger (the "Closing"), each outstanding share of the common stock of CBI, $1.00 par value per share ("CBI Common Stock"), and each outstanding share of Series 1 and Series 2 of the Class A preferred stock of CBI, $295.00 par value per share ("CBI Preferred Stock," and collectively referred to with the CBI Common Stock as "CBI Stock"), shall be converted into the right to receive cash in the amount set forth herein and all of the outstanding shares of common stock, no par value per share, of Acquisition Corp shall be converted into and shall thereafter represent all of the issued and outstanding stock of the Surviving Corporation.

                                   AGREEMENTS

        In consideration of the mutual covenants, representations and warranties contained herein, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

        SECTION 1.1 DEFINITIONS. The following terms, when used herein and unless the context clearly requires otherwise, shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Acquisition Corp" shall mean CBI Acquisition Corporation, an Illinois corporation.

        "Affiliate" shall have the meaning provided in Rule 144 promulgated under the Securities Act of 1933, as amended.

        "Aggregate Amount" shall have the meaning provided in Section 3.2.

        "Agreement" shall mean this Agreement and Plan of Merger.

        "Articles of Merger" shall mean the articles of merger filed by CBI and Acquisition Corp with the Secretary of State of the State of Illinois pursuant to Section 2.8.

        "BHCA" shall mean the federal Bank Holding Company Act of 1956, as amended.

        "BIF" shall mean the Bank Insurance Fund.

        "Business Day" shall mean any day when UnionBank is open for the transaction of all banking business.

        "Call Report" shall mean the Report of Condition and Income of a state or national bank.

        "Cash Price Per Common Share" shall have the meaning set forth in
Section 3.2.

        "Cash Price Per Preferred Share" shall have the meaning set forth in
Section 3.2.

        "CBI" shall mean Country Bancshares, Inc., an Illinois corporation.

        "CBI Book of Schedules" shall mean the Schedules and agreements and other documentation described and referred to in Section 4 of this Agreement with respect to CBI.

        "CBI Closing Obligations" shall have the meaning provided in Section
6.9.

        "CBI Common Stock" shall mean the outstanding common stock of CBI, $1.00 par value per share.

        "CBI Financial Statements" shall mean the financial statements and reports of CBI and Omni Bank described in Section 4.9.

        "CBI Preferred Stock" shall mean the outstanding Series 1 and Series 2 Class A preferred stock of CBI, $295.00 par value per share.

        "CBI Stock" shall collectively mean the CBI Common Stock and the CBI Preferred Stock.

        "Certificates" shall mean one or more stock certificates representing an outstanding share or outstanding shares of CBI Stock.

        "Closing" shall mean the closing of the Merger of Acquisition Corp with and into CBI.

        "Closing Date" shall mean the day the Closing occurs.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

        "Commissioner" shall mean the Commissioner of Banks and Trust Companies of the State of Illinois.

        "Dissenting Shares" shall mean the shares of CBI Stock owned by dissenting shareholders of CBI who have properly exercised their appraisal rights pursuant to Section 11.70 of the Illinois BCA.

        "Effective Time" shall have the meaning provided in Section 2.8.

        "Employee Benefit Plans" shall have the meaning provided in Section
4.12.

        "Environmental Laws" shall mean those statutes, regulations, rules, ordinances, orders, restrictions and requirements relating to the protection of the environment described in Section 4.23.

        "Environmental Report" shall have the meaning set forth in Section
6.10.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) which together with CBI or Omni Bank would be a member of the same "controlled group" within the meaning of Section 414(b), (m), (c) and (o) of the Code.

        "FDIC" shall mean the Federal Deposit Insurance Corporation.

        "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

        "Illinois Act" shall mean the Illinois Banking Act.

        "Illinois BCA" shall mean the Illinois Business Corporation Act of 1983, as amended.

        "Illinois BHCA" shall mean the Illinois Bank Holding Company Act of 1957, as amended.

        "Indemnity Agreement" shall have the meaning set forth in Section 2.7.

        "IRS" shall mean the United States Internal Revenue Service.

        "Merger" shall mean the merger of Acquisition Corp with and into CBI.

        "Merging Corporations" shall collectively mean CBI and Acquisition
Corp.

        "Omni Bank" shall mean Omni Bank, an Illinois state bank with its main office located in Macomb, Illinois.

        "Paying Agent" shall mean UnionBank, an Illinois state bank with its main office located in Streator, Illinois.

        "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

        "Proxy Statement" shall have the meaning provided in Section 6.4.

        "Special Meeting" shall mean the special meeting of shareholders of CBI to be held pursuant to Section 6.4.

        "Subsequent CBI Financial Statements" shall have the meaning provided in Section 6.3.

        "Subsidiary" shall mean, as to any Person: (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person; and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

        "Surviving Corporation" shall mean the corporation resulting from the merger of Acquisition Corp with and into CBI.

        "Termination Date" shall mean December 31, 1996, or such later date as shall have been agreed to in writing by the parties.

        "Transmittal Letter" shall mean the form to be used by shareholders of CBI in surrendering their shares of CBI Stock in exchange for cash.

        "Union" shall mean UnionBancorp, Inc., a Delaware corporation.

        "Union Common Stock" shall mean the common stock of Union, $1.00 par value per share.

        "Union Financial Statements" shall have the meaning provided in Section 5.8.

        "Union Subsidiaries" shall mean all of the direct and indirect Subsidiaries of Union.

        SECTION 1.2 PRINCIPLES OF CONSTRUCTION. (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following usages apply:
(i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Ottawa, Illinois time; (vi) "including" means "including, but not limited to"; and (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.

        (b) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States consistent with those used in the preparation of the most recent financial statements of CBI or audited financial statements of Union, as the case may be.

        SECTION 1.3 CBI BOOK OF SCHEDULES. The CBI Book of Schedules referred to in this Agreement shall consist of the agreements and other documentation described and referred to in this Agreement with respect to CBI. The CBI Book of Schedules shall be delivered by CBI to Union and its counsel by 5:00 p.m., Ottawa, Illinois time, on the fifteenth day after the date of this Agreement. Union shall have until 5:00 p.m., Ottawa, Illinois time, on the twentieth day after the date of this Agreement to review the CBI Book of Schedules. If after such review Union finds any of the matters disclosed in the CBI Book of Schedules to be, in its sole determination, unacceptable to it, Union shall have the right to terminate the Agreement by written notice sent to CBI by 5:00 p.m., Ottawa, Illinois time, of such twentieth day. Any such termination shall have the effect as set forth in Section 13.2.

                                   ARTICLE 2

                                   THE MERGER

        SECTION 2.1 MANNER OF MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Acquisition Corp shall be merged with and into CBI pursuant to the provisions of, and with the effect provided in, the Illinois Business Corporation Act of 1983, as amended (the "Illinois BCA"), and CBI shall be the corporation resulting from such merger (the "Surviving Corporation"). As a result of the Merger, each share of CBI Common Stock and CBI Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined below), will be converted into the right to receive the Cash Price Per Common Share and the Cash Price Per Preferred Share, respectively, as each such term is defined below.

        SECTION 2.2 EFFECT OF MERGER. (a) At the Effective Time, Acquisition Corp shall be merged with and into CBI and CBI shall be the Surviving Corporation. CBI and Acquisition Corp are sometimes referred to collectively herein as the "Merging Corporations."

        (b) Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, as of a public or a private nature, of each of the Merging Corporations, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Merging Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in any of such corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall assume and thenceforth be responsible and liable for all the liabilities and obligations of each of the Merging Corporations and any claim existing or action or proceeding pending by or against any of the Merging Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither rights of creditors nor any liens upon the property of any of the Merging Corporations shall be impaired by the Merger.

        SECTION 2.3 ARTICLES OF INCORPORATION. From and after the Effective Time and until amended as provided by law, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of CBI as in effect immediately prior to the Effective Time.

        SECTION 2.4 BYLAWS. From and after the Effective Time and until amended as provided by law, the bylaws of the Surviving Corporation shall be the bylaws of CBI as in effect immediately prior to the Effective Time.

        SECTION 2.5 DIRECTORS AND OFFICERS. The directors and officers of Acquisition Corp immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation until their successors shall have been elected or appointed and shall have qualified in accordance with the Illinois BCA and the articles of incorporation and bylaws of the Surviving Corporation.

        SECTION 2.6 UNION'S DELIVERIES AT CLOSING. At the closing of the Merger (the "Closing"), Union shall deliver, or cause to be delivered to CBI the following items:

        (a) evidence of the delivery by Union or its agents to the Paying Agent (as defined below) of the aggregate Cash Price Per Common Share and the Cash Price Per Preferred Share for payment to the holders of CBI Common Stock and CBI Preferred Stock, respectively;

        (b) a good standing certificate for Union issued by the Secretary of State of each of the States of Delaware and Illinois, and dated in each case not more than 15 Business Days prior to the Closing Date, as defined below;

        (c) a good standing certificate for Acquisition Corp issued by the Secretary of State of the State of Illinois and dated not more than 15 Business Days prior to the Closing Date;

        (d) a copy of the certificate of incorporation of Union certified not more than 15 Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

        (e) a copy of the articles of incorporation of Acquisition Corp certified not more that 15 Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

        (f) a certificate of the Secretary or any Assistant Secretary of Union dated the Closing Date certifying a copy of the bylaws of Union;

        (g) a certificate of the Secretary or any Assistant Secretary of Acquisition Corp dated the Closing Date certifying a copy of the bylaws of Acquisition Corp;

        (h) copies of resolutions of the board of directors of Union authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or any Assistant Secretary of Union;

        (i) copies of resolutions of the board of directors and the sole shareholder of Acquisition Corp authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or any Assistant Secretary of Acquisition Corp;

        (j) a certificate of the President or any Vice President and the Secretary or any Assistant Secretary of Union dated the Closing Date certifying that: (i) there have been no further amendments to the certificate or articles of incorporation delivered pursuant to subsections (d) and (e) of this Section;
(ii) all of the representations and warranties of Union and Acquisition Corp set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date; and (iii) each of Union and Acquisition Corp has performed or complied with all of the covenants and obligations to be performed or complied with by Union and Acquisition Corp, respectively, under the terms of this Agreement on or prior to the Closing Date;

        (k) copies of each of the regulatory approvals necessary to consummate the transactions contemplated herein;

        (l) a legal opinion of Union's counsel, Barack, Ferrazzano, Kirschbaum & Perlman, in the form set forth in Exhibit A attached hereto and dated as of the Effective Time;

        (m) such other documents as CBI or its counsel shall reasonably request.

        SECTION 2.7 CBI'S DELIVERIES AT CLOSING. At the Closing, CBI shall deliver, or cause to be delivered to Union the following items:

        (a) a good standing certificate for CBI issued by the Secretary of State of the State of Illinois and dated not more than 15 Business Days prior to the Closing Date;

        (b) a good standing certificate for Omni Bank, an Illinois state bank with its main office located in Macomb, Illinois ("Omni Bank"), issued by the Commissioner of Banks and Trust Companies of the State of Illinois (the "Commissioner"), and dated not more than 15 Business Days prior to the Closing Date;

        (c) a copy of the articles of incorporation of CBI certified by the Secretary of State of the State of Illinois not more that 15 Business Days prior to the Closing Date;

        (d) a copy of the charter of Omni Bank certified by the Commissioner not more than 15 Business Days prior to the Closing Date;

        (e) a certificate of the Secretary or any Assistant Secretary of CBI dated the Closing Date certifying a copy of the bylaws of CBI;

        (f) a certificate of the Cashier or any Assistant Cashier of Omni Bank dated the Closing Date certifying a copy of the bylaws of Omni Bank;

        (g) copies of resolutions of the board of directors and shareholders of CBI authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or any Assistant Secretary of CBI;

        (h) a certificate executed by the President or any Vice President and the Secretary or any Assistant Secretary of CBI dated the Closing Date certifying that: (i) there have been no further amendments to the articles of incorporation and charter delivered pursuant to subsections (c) and (d) of this Section; (ii) all of the representations and warranties of CBI set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date; and (iii) CBI has performed or complied with all of the covenants and obligations to be performed or complied with by CBI under the terms of this Agreement on or prior to the Closing Date;

        (i) a list of CBI's shareholders as of the Closing Date certified by the Secretary or any Assistant Secretary of CBI;

        (j) the written resignation of each person serving immediately prior to the Effective Time as a director of Omni Bank;

        (k) a legal opinion of CBI's counsel, Gerrish & McCreary, P.C., in the form set forth in Exhibit B attached hereto and dated as of the Effective Time;

        (l) a non-competition agreement in the form attached as Exhibit C, dated as of the Effective Time and executed by each of the holders of greater than 10% of the issued and outstanding shares of CBI Common Stock as of the date of this Agreement;

        (m) an indemnity agreement in the form attached as Exhibit D, dated as of the Effective Time and executed by each of the holders of greater than 10% of the issued and outstanding shares of CBI Common Stock as of the date of this Agreement (the "Indemnity Agreement");

        (n) an office lease in the form attached as Exhibit E, dated as of the Effective Time and executed by the record owner, of the premises currently used by Omni Bank for its branch operations in Paloma, Illinois; and

        (o) such other documents as Union or its counsel shall reasonably request.

        SECTION 2.8 CLOSING; EFFECTIVE TIME. (a) The Closing shall be on a date agreed to by the parties hereto (the "Closing Date"). In the event the parties fail to so agree, the Closing shall take place on the last Business Day of the month in which: (i) the last required regulatory approval of the Merger is received; (ii) the last requisite waiting period has expired; or (iii) all of the conditions provided for in Sections 8, 9 and 10 have been met or waived in writing; whichever is later.

        (b) The parties hereto agree to file on the Closing Date appropriate articles of merger, as contemplated by Section 11.25 of the Illinois BCA (the "Articles of Merger"), with the Secretary of State of the State of Illinois. The Merger shall be effective upon the close of business on the day when the Articles of Merger have been accepted for filing by the Secretary of State of the State of Illinois (the "Effective Time").

        (c) Unless otherwise agreed by the parties hereto, the Closing shall take place at 10:00 a.m. on the Closing Date, at such place as the parties hereto may mutually agree, and in the event they fail to agree, at Union's offices located at 122 West Madison Street, Ottawa, Illinois.

                                   ARTICLE 3

                      TREATMENT OF AND PAYMENT FOR SHARES

        SECTION 3.1 TREATMENT OF ACQUISITION CORP STOCK. All of the shares of common stock, no par value per share, of Acquisition Corp issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and shall thereafter represent all of the issued and outstanding stock of the Surviving Corporation.

        SECTION 3.2 TREATMENT OF CBI STOCK. (a) Subject to the provisions of this Article 3, and without any action on the part of the holder thereof, at the Effective Time:

                (i) each share of CBI Stock which is held in the treasury of CBI or Omni Bank, other than as a trustee, fiduciary, nominee or in a similar capacity, shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash, securities or other consideration shall be delivered in exchange therefor;

                (ii) each share of CBI Preferred Stock issued and outstanding immediately prior to the Effective Time shall be deemed surrendered and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $295.00 per share, plus the amount of any accrued but unpaid dividends with respect to such share (the "Cash Price Per Preferred Share"); and

                (iii) each share of CBI Common Stock issued and outstanding immediately prior to the Effective Time shall be deemed surrendered and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to the quotient of:

                         (A) $11,445,000, as the same may be increased pursuant to Section 8.15 (the "Aggregate Amount"), less the sum of:

                                 (1)      the total amount paid by Union
                         pursuant to Section 6.9 at the direction of CBI to satisfy any CBI Closing Obligations (as defined below); and

                                 (2) the total amount necessary to pay the aggregate Cash Price Per Preferred Share to the holders of CBI Preferred Stock; divided by

                         (B) the number of shares of CBI Common Stock issued and outstanding immediately prior to the Effective Time (the "Cash Price Per Share").

        (b) After the Effective Time, no holder of CBI Stock which is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such CBI Stock except to receive cash for the shares of CBI Stock as provided in this Section 3.2 or to receive payment for such shares of CBI Stock in the manner and to the extent provided in Section 11.70 of the Illinois BCA.

        SECTION 3.3 STEPS OF TRANSACTION. (a) As soon as practicable after the date of the Special Meeting (as defined below), Union shall mail or cause to be mailed to each then current holder of record of a certificate or certificates representing outstanding shares of CBI Stock (the "Certificates") instructions for the transmittal of the Certificates (the "Transmittal Letter") and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and a bond in a form reasonably acceptable to Union). Pursuant to the terms of a paying agent agreement in the form attached as Exhibit

F, the parties hereto agree to appoint UnionBank, Streator, Illinois, as paying agent (the "Paying Agent"), for the parties to effect the surrender of the Certificates in exchange for cash and to cause the Paying Agent to comply with the terms of such Paying Agent Agreement. Union shall use its best efforts to mail or cause to be mailed the Transmittal Letter to all persons who become holders of CBI Stock subsequent to the Special Meeting and prior to the close of business of CBI on the date which is ten Business Days prior to the Closing Date.

        (b) As promptly as practicable after the Effective Time, Union shall cause the Paying Agent to deliver to each holder of CBI Stock who has submitted an effective Transmittal Letter accompanied by the Certificates covered by such Transmittal Letter cash in the amounts required by Section 3.2.

        (c) As promptly as practicable after the Effective Time, Union shall send to each holder of record of CBI Stock immediately prior to the Effective Time who has not previously submitted his or her Certificates, additional copies of the Transmittal Letter for use in surrendering such Certificates to the Paying Agent in exchange for cash.

        (d) The right to receive cash into and for which each share of CBI Stock shall have been converted pursuant to this Agreement, shall be deemed to have been paid in full satisfaction of all rights pertaining to such converted shares of CBI Stock.

        (e) At the Effective Time, CBI shall deliver a certified copy of a list of its shareholders to Union after which there shall be no further registration or transfers on the stock transfer books of CBI of the shares of CBI Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to Union, they shall be cancelled and exchanged for cash as provided in this Agreement.

        (f) If any cash is to be paid to a person other than the person whose name appears on any Certificate surrendered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the person requesting such payment shall pay to Union any transfer or other taxes required by reason of such payment to a person other than the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of Union that such tax has been paid or is not payable.

        3.4 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to CBI shareholders pursuant to the Illinois BCA, any shares held by a person who objects to the Merger, whose shares either were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the Illinois BCA concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Dissenting Shares") shall not be converted pursuant to Section 3.2 but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the Illinois BCA, including, if applicable, any costs determined to be payable by CBI to the holders of the Dissenting Shares pursuant to an order of the appropriate Illinois Circuit Court in accordance with the Illinois BCA; provided, however, that each Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the Illinois BCA shall be deemed to be converted, as of the Effective Time, into the Cash Price Per Share Amount, without any interest thereon.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES BY CBI

     CBI hereby represents and warrants to Union as follows:

        SECTION 4.1 CBI ORGANIZATION. CBI: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"), and is duly qualified to do business and is in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary and where failure to be so qualified would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of CBI and Omni Bank; (b) has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted; and (c) has the requisite corporate power and authority to enter into and perform its obligations under this Agreement in accordance with its terms. Except as set forth on Schedule 4.1 of the CBI Book of Schedules, CBI owns no voting stock or equity securities of any corporation, association, partnership or other entity, other than all of the issued and outstanding stock of Omni Bank.

        SECTION 4.2 CBI CAPITALIZATION. The authorized capital stock of CBI consists, and at the Effective Time will consist, of: (a) 50,000 shares of common stock, $1.00 par value per share, of which as of the close of business on the date of this Agreement 26,225 shares were outstanding and no shares were held in the treasury; (b) 450 shares of Series 1 Class A preferred stock, $295.00 par value per share, of which as of the close of business on the date of this Agreement 383 shares were outstanding; and (c) 5,000 shares of Series 2 Class A preferred stock, $295.00 par value per share, of which as of the close of business on the date of this Agreement 683 shares were outstanding. The maximum number of shares of CBI Common Stock (assuming for this purpose that share equivalents constitute CBI Common Stock) that would be outstanding as of the Effective Time if all options, warrants, conversion rights and other rights with respect thereto were exercised and the restrictions on any restricted stock were no longer applicable is 26,225. All of the outstanding shares of capital stock of CBI have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth on Schedule 4.2 of the CBI Book of Schedules, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating CBI or Omni Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of CBI or Omni Bank.

        SECTION 4.3 OMNI BANK ORGANIZATION. Omni Bank is an Illinois state bank with its main office located in Macomb, Illinois, and is duly organized, validly existing and in good standing under the laws of the State of Illinois. Omni Bank has full power and authority, corporate or otherwise, to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it owns or holds under Lease. Except as set forth on
Schedule 4.3 of the CBI Book of Schedules, Omni Bank owns no voting stock or equity securities of any corporation, association, partnership or other entity. All of the deposit liabilities of Omni Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the BIF to the fullest extent permitted by applicable law and Omni Bank pays the lowest premium assessed by the FDIC for such deposit insurance.

        SECTION 4.4 OMNI BANK CAPITALIZATION. The authorized capital stock of Omni Bank consists, and at the Effective Time will consist, of 1,800 shares of common stock, $100 par value per share, all of which shares are issued and outstanding. All of the outstanding shares of capital stock of Omni Bank have been duly and validly authorized and issued and are fully paid and nonassessable and owned by CBI. There are no options, warrants, rights, calls or commitments of any character relating to any additional shares of the capital stock of Omni Bank. No capital stock or other security issued by Omni Bank has been issued in violation of, or without compliance with, the rights of shareholders.

        SECTION 4.5 AUTHORIZATION. CBI has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by CBI, and consummation by it of the transactions contemplated hereby have been authorized by all necessary corporate action other than the requisite approval of the holders of CBI Common Stock and CBI Preferred Stock. Subject to such shareholders' approval, this Agreement constitutes a legal, valid and binding obligation of CBI enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

        SECTION 4.6 LITIGATION AND REGULATORY MATTERS. Schedule 4.6 of the CBI Book of Schedules sets forth a list of all actions, suits, agreements with regulatory authorities or legal or administrative proceedings pending or existing as of the date hereof in or to which CBI or Omni Bank is a named party or is subject. Except as set forth on Schedule 4.6 of the CBI Book of Schedules, there is no action, suit, proceeding, claim or formal written protest by any Person or agency, or any investigation, report or agreement by or with any regulatory authority having jurisdiction over CBI or Omni Bank or any of its respective assets or businesses which exists or is pending or, to CBI's knowledge, threatened against CBI or Omni Bank, or any of its respective officers or directors in their capacities as such, or its assets, business or goodwill which would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of CBI and Omni Bank or which would impair

CBI's ability to consummate the Merger. CBI further represents and warrants that except as set forth on Schedule 4.6 of the CBI Book of Schedules, it does not know or have any reason to believe that there is any basis for assertion against it or Omni Bank of any material claims based upon the wrongful action or inaction of either CBI or Omni Bank, and any of its officers, directors or employees which would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of CBI and Omni Bank or which would impair CBI's ability to consummate the Merger. Neither CBI nor Omni Bank is subject to, or in default with respect to, nor are any of its assets subject to, any outstanding judgment, regulatory agreement, injunction, writ, order or decree or any other requirement of any governmental body or court or of any governmental agency or instrumentality which would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of CBI and Omni Bank.

        SECTION 4.7 INSURANCE. Schedule 4.7 of the CBI Book of Schedules lists and briefly describes the policies of insurance (including bankers blanket bond and insurance providing benefits for employees) owned or held by CBI or Omni Bank on the date hereof. Each such policy is, and CBI will use its best efforts to keep each such policy, in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive) until the Effective Time. All premiums due on such policies have been paid.

        SECTION 4.8 DEFAULTS UNDER AGREEMENTS. Neither CBI nor Omni Bank is in default or, to the best of their knowledge, alleged to be in default, under any loan or credit agreement, conditional sales contract or other title retention agreement or security agreement relating to money borrowed by CBI or Omni Bank, agreements pursuant to which it leases real or personal property or any other instrument or obligation, which would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of CBI and Omni Bank. Neither CBI nor Omni Bank is in default in any material respect and CBI has no knowledge of any material default under such instruments by any other party thereto and has no knowledge of any event which with notice or lapse of time or both would constitute a material default.

        SECTION 4.9 FINANCIAL STATEMENTS AND REPORTS. Copies of the following financial statements and reports of CBI and Omni Bank (collectively, the "CBI Financial Statements") are set forth on Schedule 4.9 of the CBI Book of
Schedules:

        (a) Consolidated Balance Sheets and the related Statements of Income, Statements of Changes in Shareholders' Equity and Statements of Cash Flows of CBI (or its predecessors) for the years ended December 31, 1991, 1992, 1993 and 1994;

        (b) Report of CBI on Form F.R. Y-6 at the close of business on December 31, 1994; and

        (c) Consolidated Reports of Condition and Income (the "Call Reports") for Omni Bank (or its predecessors) at the close of business on March 31, June 30 and September 30, 1995, and December 31, 1992, 1993 and 1994.

        The CBI Financial Statements are complete and correct in all material respects and fairly present the respective financial positions of CBI and Omni Bank at the dates shown and the results of operations for the periods covered. The CBI Financial Statements described above have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations and fairly present the financial condition and results of operations at the dates and for the periods presented, subject to year-end audit adjustments (which changes in the aggregate would not reasonably be expected to be materially adverse). The CBI Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the CBI Financial Statements misleading in any material respect.

        SECTION 4.10 LOAN LOSS RESERVE. The reserve for possible loan and lease losses shown on the September 30, 1995 Call Report for Omni Bank is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 1995. Except as set forth on
Schedule 4.10 of the CBI Book of Schedules, to the best knowledge and belief of CBI, the aggregate loan balances at such date in excess of such reserves are, based on past loan loss experience, collectible in accordance with their terms, and all uncollectible loans have been charged off.

        SECTION 4.11 REGULATORY FILINGS. Each of CBI and Omni Bank has filed in a timely manner all required filings with all proper regulatory authorities, including: (a) the Board of Governors of the Federal Reserve System (the "Federal Reserve"); (b) the FDIC; and (c) the Commissioner. To the best knowledge of CBI, all such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

        SECTION 4.12 PROPERTIES, CONTRACTS, EMPLOYEE BENEFIT PLANS AND OTHER AGREEMENTS. Schedule 4.12 of the CBI Book of Schedules lists or describes the following:

        (a) Each parcel of real property owned by CBI or Omni Bank and the principal buildings and structures located thereon, together with a legal description of such real estate, and each lease of real property to which CBI or Omni Bank is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, a description of the property's current use, including, if applicable, identification of each such property as a branch or main office of Omni Bank;

        (b) Each loan and credit agreement, conditional sales contract or other title retention agreement or security agreement relating to money borrowed by CBI or Omni Bank, exclusive of any deposit agreement with customers of Omni Bank entered into in the ordinary course of business, agreement for the purchase of federal funds and repurchase agreement;

        (c) Each agreement, loan, contract, lease, guarantee, letter of credit, line of credit or commitment of CBI or Omni Bank not referred to elsewhere in this Section which:

                (i) involves payment by CBI or Omni Bank (other than as disbursement of loan proceeds to customers) of more than $10,000 in any calendar year, or of more than $20,000 when aggregated with any of the foregoing that involved payments of less than $10,000 in any calendar year;

               (ii)   involves payments based on profits of CBI or Omni Bank;

              (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes;

               (iv)    was not made in the ordinary course of business; or

                (v) materially affects the business or consolidated financial condition of CBI and Omni Bank;

         (d) Each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus, stock purchase or other employee welfare or benefit agreement, plan, contract or arrangement under which pensions, deferred compensation and any other retirement or employee benefits are being paid, may become payable, provided or made available by CBI or Omni Bank, which was established, maintained, sponsored or undertaken by CBI or Omni Bank for the benefit of its respective officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other agreements, contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by CBI or Omni Bank (collectively, the "Employee Benefit Plans"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective United States Internal Revenue Service ("IRS") private rulings or determination letters obtained by or for the benefit of CBI or Omni Bank;

         (e) Each lease or license to which CBI or Omni Bank is a party with respect to personal property, whether as lessee or licensee, with rental or other payments due thereunder in excess of $12,000 in any calendar year, or of more than $20,000 in any calendar year when aggregated with any of the foregoing that involved payments of less than $10,000 in any calendar year;

         (f) Any collective bargaining agreement and each employment and consulting contract or similar arrangement between any Person and CBI or Omni Bank (except for any ordinary oral employment contract with an employee of CBI or Omni Bank creating an at will employment relationship); and

         (g) The name and annual salary of each director, officer or employee of CBI or Omni Bank, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by CBI, Omni Bank or a combination of both to or for the benefit of each such person in question for the current year and for the year ended December 31, 1995.

          Copies of each document, plan or contract listed and described on
Schedule 4.12 of the CBI Book of Schedules are appended to such Schedule and included in the CBI Book of Schedules.

         SECTION 4.13 DISCLOSURES. No representation or warranty made herein by CBI contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein under the circumstances under which they were made not misleading, and CBI has made full disclosure of all material facts with respect to CBI and Omni Bank. Except as and to the extent reflected or reserved against in the CBI Financial Statements for the year ended December 31, 1994, and the Call Reports of Omni Bank, each referenced in Section 4.9 above, or the Subsequent CBI Financial Statements (as defined below), neither CBI nor Omni Bank has, and with respect to the Subsequent CBI Financial Statements will not have, any liabilities or obligations, of any nature, secured or unsecured, (whether accrued, absolute, contingent or otherwise) including any tax liabilities due or to become due, which would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of CBI and Omni Bank.

         SECTION 4.14  EFFECT OF AGREEMENT.  Except as set forth in Schedule
4.14 of the CBI Book of Schedules, the execution, delivery and performance of this Agreement by CBI and the consummation by it of the transactions contemplated hereby do not: (a) require the consent, waiver, order, registration, qualification, approval, license or authorization of any Person, court, regulatory authority or other governmental body, other than approval of the holders of CBI Common Stock and CBI Preferred Stock and as may be required in connection or in compliance with the provisions of the Illinois BCA, the BHCA, the Illinois Bank Holding Company Act of 1957, as amended (the "Illinois BHCA"), and the Illinois Banking Act (the "Illinois Act"); (b) violate, with or without the giving of notice or the passage of time or both, in any material respect any provision of law applicable to CBI or Omni Bank; (c) conflict with or result in a breach of any terms of its articles of incorporation or bylaws or any material mortgage, deed of trust, license, indenture or other agreement or instrument, or any order, judgment, decree, statute, regulation or other restriction of any kind or character, to which CBI or Omni Bank is a party or by which CBI or Omni Bank or any of its respective assets may be bound; (d) give to others any right to accelerate or terminate, or result in acceleration or termination of, any such agreement or instrument; (e) result in termination of any provision of any such agreement or instrument; or (f) result in the creation of any lien, charge or encumbrance upon any of the property or assets of CBI or Omni Bank.

         SECTION 4.15 ARTICLES OF INCORPORATION, CHARTERS AND BYLAWS. The copies of: (a) the articles of incorporation and all amendments thereto of CBI;
(b) the bylaws of CBI, as amended to date; (c) the charter and all amendments thereto of Omni Bank; and (d) the bylaws of Omni Bank, as amended to date, are all complete and correct and set forth on Schedule 4.15 of the CBI Book of Schedules.

         SECTION 4.16 BOOKS AND RECORDS. Except for an adjustment of approximately $34,000 made in December, 1995, in CBI's deferred taxes account, the books and records of CBI and Omni Bank are in all material respects complete and correct and accurately reflect the basis for the respective financial condition and results of operations of CBI and Omni Bank set forth in the CBI Financial Statements.

         SECTION 4.17 INTERIM EVENTS. Except as set forth in Schedule 4.17 of the CBI Book of Schedules, since September 30, 1995, neither CBI nor Omni Bank has:

         (a) Suffered any changes having a material adverse effect on the consolidated financial condition, assets or business of CBI and Omni Bank, or in the operation or conduct of its business;

         (b) Suffered any material damage, destruction or loss to any of its properties whether covered by insurance or not;

         (c) Declared any dividend or other distribution with respect to its stock (except for payment of dividends and distributions from Omni Bank solely to CBI), repurchased or redeemed shares of its stock, issued any shares of its stock or sold or agreed to issue or sell any of its stock or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split up its stock or issued any stock appreciation rights;

         (d) Granted or agreed to grant any increase in benefits payable or to become payable under any Employee Benefit Plan;

         (e) Cancelled or compromised any debt or claim other than in the ordinary course of business;

         (f) Entered into any transaction, contract or commitment other than in the ordinary course of business;

         (g) Incurred any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of its business;

         (h) Mortgaged, pledged or subjected to a lien, security interest or other encumbrance any of its assets except to tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by Omni Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

         (i) Conducted its business in any manner other than substantially as it was being conducted prior to such time;

         (j) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

         (k) Except for the transactions contemplated by this Agreement, merged, consolidated or agreed to merge or consolidate with or into any other Person, or acquired or agreed to acquire any stock, equity interest or business of any other Person;

         (l) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of business;

         (m) Made any principal or interest payment on any outstanding indebtedness of CBI; or

         (n) Increased the salary of any officer or the compensation or fees payable to any director, except for normal increases in the ordinary course of business or in accordance with any Employee Benefit Plan, or entered into any employment contract with any officer or salaried employee or implemented or made any material amendment to any employee welfare, stock option, profit sharing or other similar plan or arrangement.

         SECTION 4.18 TAXES. Each of CBI and Omni Bank has filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Except as set forth on Schedule 4.18 of the CBI Book of Schedules, neither CBI nor Omni Bank is: (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the IRS or any state tax agency;
(c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding nor has any claim been asserted against it by any governmental authority for assessment or collection of taxes. None of the tax liabilities of CBI or Omni Bank has ever been audited by the IRS or any state tax agency for any period since January 1, 1990. Neither CBI nor Omni Bank is, to the knowledge of CBI, a party to any threatened action or proceeding by any governmental authority for assessment or collection of taxes. The reserve for taxes in the financial statements of CBI for the year ended December 31, 1994, is adequate to cover all of the tax liabilities of CBI and Omni Bank (including income taxes and franchise fees) that may become payable in future years in respect to any transactions consummated prior to December 31, 1994. Neither CBI nor Omni Bank has and, to the best of CBI's knowledge, will not have any liability for taxes of any nature for or in respect of the operation of its business or ownership of its assets from

December 31, 1994, up to and including the Effective Time, except to the extent reflected on the Subsequent CBI Financial Statements or otherwise reflected in the books and records of CBI and Omni Bank for the period following its then most recent of the Subsequent CBI Financial Statements.

         SECTION 4.19 TITLE TO PROPERTIES. Each of CBI and Omni Bank has good and marketable title to all assets and properties shown in the most recent CBI Financial Statements, whether real or personal, tangible or intangible, which it purports to own subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the CBI Financial Statements or on Schedule 4.19 of the CBI Book of Schedules; (b) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and reflected on the CBI Financial Statements or will be reflected on the Subsequent CBI Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the ordinary course of business; and (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held and which would not reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of CBI and Omni Bank. Each of CBI and Omni Bank as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it.

         SECTION 4.20 COMPLIANCE WITH APPLICABLE LAW. Each of CBI and Omni Bank holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and where failure to do so would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of CBI and Omni Bank. Each of CBI and Omni Bank has complied in all material respects with all applicable federal, state and local statutes, ordinances, regulations, rules or requirements, and neither CBI nor Omni Bank is presently charged with, or to the knowledge of CBI, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule.

         SECTION 4.21  COMPLIANCE WITH ERISA.  Except as set forth on Schedule
4.21 of the CBI Book of Schedules, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by CBI or Omni Bank, or to which CBI or Omni Bank contributes, are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. For purposes of this Section, non-compliance with the Code and ERISA is material if such non-compliance would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of CBI and Omni Bank. No such employee benefit plan has, or as of the Effective Time will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which CBI or Omni Bank would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Effective Time, which amounts would be material to CBI or Omni Bank. Such employee benefit plans are funded in accordance with
Section 412 of the Code (if applicable). There would be no obligations which would be material to CBI or Omni Bank under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if CBI or Omni Bank withdrew from any such plan as of the Effective Time.

         SECTION 4.22 COMPLIANCE WITH ENVIRONMENTAL LAWS. Each of CBI and Omni Bank has conducted its respective business in material compliance with all federal, state, county and municipal environmental laws, including statutes, regulations, rules, ordinances, orders, restrictions and requirements relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the "Environmental Laws"). There are no pending or, to the knowledge of CBI, threatened actions or proceedings by any local municipality, sewerage district or other governmental entity against CBI or Omni Bank with respect to the Environmental Laws and, to the knowledge of CBI, there is no basis or grounds for any such action or proceeding. Except as set forth on Schedule 4.22 of the CBI Book of Schedules, no environmental clearances or other governmental approvals are required for the conduct of the business of CBI or Omni Bank or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.22 of the CBI Book of Schedules, neither CBI nor Omni Bank is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Laws.

         SECTION 4.23 TRUST POWERS. Neither CBI nor Omni Bank has been authorized to exercise any trust powers, nor have either CBI or Omni Bank exercised any trust powers.

         SECTION 4.24 BROKERAGE COMMISSIONS. All negotiations relating to this Agreement and the transactions contemplated herein have been and will be carried on by CBI directly with Union, its counsel, accountants and other representatives in such a manner that no actions of CBI or Omni Bank or any of its respective officers, agents or representatives shall give rise to any claim against CBI or Union or any of its respective Affiliates for any brokerage commission, finder's fee, investment advisor's fee or other like payment.

         SECTION 4.25 APPROVAL DELAYS. To the best of its knowledge, CBI knows of no reason why the granting of any of the regulatory approvals referred to in Section 12.2 would be denied or unduly delayed.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES BY UNION

         Union hereby represents and warrants to CBI as follows:

         SECTION 5.1 UNION ORGANIZATION. (a) Union: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a registered bank holding company under the BHCA; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary and where failure to be so qualified would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of Union and its Subsidiaries (collectively, the "Union Subsidiaries"); and (iii) has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.
         (b) Acquisition Corp: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois;
(ii) is not engaged in any business; and (iii) has the requisite corporate power and authority to enter into and perform this Agreement in accordance with its terms.

         SECTION 5.2 UNION CAPITALIZATION. The authorized capital stock of Union consists, and at the Effective Time will consist, of (i) 2,000,000 shares of common stock, $1.00 par value per share ("Union Common Stock"), of which as of the close of business on December 31, 1995, 800,000 shares were outstanding and 89,421 shares were held in the treasury; and (ii) 200,000 shares of preferred stock, no par value per share, none of which shares were issued and outstanding as of the close of business on December 31, 1995. All of the issued and outstanding shares of capital stock of Union have been duly and validly authorized and issued and are fully paid and nonassessable. As of the date of this Agreement, there are no outstanding rights obligating Union or any Union Subsidiary to purchase, redeem or otherwise acquire, any shares of capital stock of Union or any Union Subsidiary.

         SECTION 5.3 UNION SUBSIDIARIES' ORGANIZATION. Each of the Union Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation or charter. Each of the Union Subsidiaries has full power and authority, corporate or otherwise, to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it owns or holds under lease.

         SECTION 5.4 UNION SUBSIDIARIES' CAPITALIZATION. All of the outstanding shares of capital stock of each of the Union Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable and owned by Union or a Union Subsidiary. There are no options, warrants, rights, calls or commitments of any character relating to any additional shares of the capital stock of any of the Union Subsidiaries. No capital stock or other security issued by any of the Union Subsidiaries has been issued in violation of, or without compliance with, the rights of stockholders.

         SECTION 5.5 AUTHORIZATION. Union and Acquisition Corp each has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by Union and Acquisition Corp and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action of both Union and Acquisition Corp. This Agreement constitutes a legal, valid and binding obligation of Union and Acquisition Corp enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws and subject to general principles of equity.

         SECTION 5.6 LITIGATION AND REGULATORY MATTERS. As of the date of this Agreement, there is no action, suit, proceeding, claim or formal written protest by any Person or agency, or any investigation, report or agreement by or with any regulatory authority having jurisdiction over Union or any Union Subsidiary or any of its respective assets or businesses which exists or is pending or, to Union's knowledge, threatened against Union or any Union Subsidiary, or any of its respective officers or directors in their capacities as such, or its assets, business or goodwill which would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of Union and the Union Subsidiaries or which would impair Union's ability to consummate the Merger. Union further represents and warrants that it does not know or have any reason to believe that there is any basis for assertion against it or any of the Union Subsidiaries of any material claims based upon the wrongful action or inaction of either Union or any Union Subsidiary, and any of its officers, directors or employees which would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of Union and the Union Subsidiaries or which would impair Union's ability to consummate the Merger. Neither Union nor any Union Subsidiary is subject to, or in default with respect to, nor are any of its assets subject to, any outstanding judgment, regulatory agreement, injunction, writ, order or decree or any other requirement of any governmental body or court or of any governmental agency or instrumentality which would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of Union and the Union Subsidiaries.

         SECTION 5.7 DEFAULTS UNDER AGREEMENTS. Neither Union nor any Union Subsidiary is in default or alleged to be in default, under any loan or credit agreement, conditional sales contract or other title retention agreement or security agreement relating to money borrowed by Union or any Union Subsidiary, agreements pursuant to which it leases real or personal property or any other instrument or obligation, which would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of Union and the Union Subsidiaries. Neither Union nor any Union Subsidiary is in default in any material respect and Union has no knowledge of any material default under such instruments by any other party thereto and has no knowledge of any event which with notice or lapse of time or both would constitute a material default.

         SECTION 5.8 FINANCIAL STATEMENTS AND REPORTS. Copies of the Consolidated Balance Sheets and the related Statements of Income, Statements of Changes in Stockholders' Equity and Statements of Cash Flows of Union for the two most recently completed fiscal years (the "Union Financial Statements") have been delivered to CBI. The Union Financial Statements are complete and correct in all material respects and fairly present the consolidated financial position of Union and the Union Subsidiaries at the dates shown and the results of operations for the periods covered. The Union Financial Statements are audited statements and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The Union Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Union Financial Statements misleading in any material respect.

         SECTION 5.9 DISCLOSURES. No representation or warranty made herein by Union contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein under the circumstances under which they were made not misleading and Union has made full disclosure of all material facts with respect to Union. Except as and to the extent reflected or reserved against in Union's audited financial statements for the year ended December 31, 1994, referenced in Section 5.8 above, Union does, as of the date of this Agreement, not have any liabilities or obligations, of any nature, secured or unsecured, (whether accrued, absolute, contingent or otherwise) including any tax liabilities due or to become due, which would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of Union and the Union Subsidiaries.

         SECTION 5.10 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement by Union and Acquisition Corp and the consummation by each of them of the transactions contemplated hereby do not:
(a) require the consent, waiver, order, registration, qualification, approval, license or authorization of any Person, court, regulatory authority or other governmental body, other than as specifically contemplated by this Agreement and as may be required in connection or in compliance with the provisions of the Delaware General Corporation Law, the Illinois BCA, the BHCA, the Illinois BHCA and the Illinois Act; (b) violate, with or without the giving of notice or the passage of time or both, in any material respect any provision of law applicable to Union, Acquisition Corp or any of the Union Subsidiaries; (c) conflict with or result in a breach of any terms of their certificate or articles of incorporation or bylaws, or any material mortgage, deed of trust, license, indenture or other agreement or instrument, or any order, judgment, decree, statute, regulation or other restriction of any kind or character, to which Union or any Union Subsidiary is a party or by which it or any of its assets may be bound; (d) give to others any right to accelerate or terminate, or result in acceleration or termination of, any such agreement or instrument;
(e) result in termination of any provision of any such agreement or instrument; or (f) result in the creation of any lien, charge or encumbrance upon any of the property or assets of Union or any Union Subsidiary.

         SECTION 5.11 COMPLIANCE WITH APPLICABLE LAW. Each of Union and the Union Subsidiaries holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and where failure to do so would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of Union and the Union Subsidiaries. Each of Union and the Union Subsidiaries has complied in all material respects with all applicable federal, state and local statutes, ordinances, regulations, rules or requirements, and neither Union nor any Union Subsidiary is presently charged with, or to the knowledge of Union, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule.

         SECTION 5.12 BROKERAGE COMMISSIONS. All negotiations relating to this Agreement and the transactions contemplated herein and therein have been and will be carried on by Union directly with CBI, its counsel, accountants and other representatives in such a manner that no actions of Union or any Union Subsidiary or any of its respective officers, agents or representatives shall give rise to any claim against CBI or any of its Affiliates or Subsidiaries for any brokerage commission, finder's fee, investment advisor's fee or other like payment.

         SECTION 5.13 APPROVAL DELAYS. To the best of its knowledge, Union knows of no reason why the granting of any of the regulatory approvals referred to in Section 12.2 would be denied or unduly delayed.

                                   ARTICLE 6

                                COVENANTS OF CBI

         From and after the date hereof and until the Effective Time:

         SECTION 6.1 INFORMATION, ACCESS THERETO, CONFIDENTIALITY. Union, its representatives and agents shall, at all times during normal business hours prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of CBI and Omni Bank in accordance with the provisions of this Section. Union, its representatives and agents may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of CBI and Omni Bank and of its and their financial and legal condition as Union shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, that such access or investigation shall not interfere unnecessarily with the normal operations of CBI or Omni Bank. Upon request, each of CBI and Omni Bank will furnish Union or its representatives or agents, its attorneys' responses to auditors' requests for information, and such financial and operating data and other information reasonably requested by Union developed by CBI or Omni Bank, its respective auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by CBI of any claim of attorney-client privilege), and will permit Union, its representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for CBI or Omni Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Union or its representatives or agents. CBI shall, and shall cause Omni Bank to, give Union prior notice of each meeting of its board of directors and any committees thereof, including Omni Bank's loan committee, and a representative of Union shall be invited to attend each such meeting as an observer, provided, however, that Union's representative shall not be permitted to observe any portion of any such meeting during which the Merger or this Agreement is discussed.

No investigation by Union or attendance by Union's representatives at any board or committee meeting shall affect the representations, warranties and covenants made by CBI. This Section shall not require the disclosure of any information the disclosure of which to Union would be prohibited by law.

         SECTION 6.2 CARRY ON IN REGULAR COURSE. Each of CBI and Omni Bank shall carry on its business diligently and substantially in the same manner as is presently being conducted and shall not make or institute any material change from its ordinary course of doing business without the prior written consent of Union. CBI shall, and shall also cause Omni Bank, unless otherwise consented to in writing in advance by Union:

         (a) Enter into loan transactions only in accordance with past practices and its loan policy, and in that connection, from the date hereof to the Effective Time, not: (i) enter into any new credit or new lending relationships in excess of $100,000 to any Person and such Person's Affiliate; or (ii) other than incident to a reasonable loan restructuring, extend additional credit to any Person or such Person's Affiliate if such Person or such Affiliate is the obligor under any indebtedness to Omni Bank which constitutes a non-performing loan or against any part of such indebtedness for which Omni Bank has established loss reserves or any part of which has been charged-off by Omni Bank, provided, however, that Omni Bank shall be permitted to make loans in excess of $100,000 without prior approval when each such loan is: (x) an agricultural operating loan made to a current customer of Omni Bank who has never been in default on any loan made to him or her by Omni Bank and who currently has no outstanding balance on any previous agricultural operating loan made by Omni Bank; and (y) no greater in principal amount than the principal amount of the immediately preceding year's agricultural operating loan made to such customer.

         (b) Maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

         (c) Use its reasonable best efforts to preserve its present business organization intact, keep available the services of its present officers and employees and preserve its present relationships with Persons having business dealings with it, and in connection therewith, permit representatives of Union:

                 (i) to participate in meetings or discussions with such officers and employees of CBI and Omni Bank in connection with employment opportunities with Union and the Surviving Corporation after the Effective Time; and

                 (ii) after the date of acceptance for filing of the application filed by Union with the Federal Reserve requesting prior approval of the Merger, to contact Persons having dealings with CBI or Omni Bank for the purpose of informing such Persons of the progress of the Merger and the services to be offered by Union and the Surviving Corporation after the Effective Time;

         (d) Maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply in all material respects with all laws and regulations applicable to it and to the conduct of its business;

         (e) Except as provided in Section 6.6, make no amendment to its articles of incorporation, charter or bylaws and enter into no merger or consolidation with, or sale of a significant portion of its assets to, any other Person;

         (f) Declare, pay or make no dividend or other distribution or payment in respect of, or redemption of, shares of CBI Stock;

         (g) Make no change in the number of shares of its capital stock issued and outstanding, grant or make no option, warrant, call, right, commitment or any other security or agreement of any character obligating it to issue any shares of its capital stock and issue no other securities or evidences of indebtedness;

         (h) Make no increase in the compensation payable or to become payable by it to any employee except for normal periodic increases, and as may be required, or as is normal and customary based upon past practices over the last three years, under the terms of any existing Employee Benefit Plan;

         (i) Not make any investment of a capital nature exceeding $10,000 or aggregate investments of a capital nature exceeding $25,000;

         (j) Except for modifications necessary to comply with any applicable law, rule or regulation, make no change in any Employee Benefit Plan;

         (k) Cause Omni Bank, consistent with past practice, to maintain a reserve for possible loan and lease losses which is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

         (l) Make no material change in any existing lease of real or personal property;

         (m) Enter into no new lease or extension of any current lease of assets having annual rental payments in excess of $10,000 or such leases which in the aggregate have annual rental payments exceeding $25,000;

         (n) Make no principal payment on any outstanding indebtedness of CBI and make no interest payments on any such indebtedness other than as expressly required by the terms thereof; and

         (o) File in a timely manner all required filings with all proper regulatory authorities and cause such filings to be true and correct in all material respects.

         With respect to any written request by CBI for Union's consent to any non-permitted action of CBI or Omni Bank described in this Section, CBI shall be entitled to conclusively presume Union has consented to any such action unless CBI shall have received Union's written objection to such action within five Business Days of the date of Union's receipt of such written request.

         SECTION 6.3 SUBSEQUENT CBI FINANCIAL STATEMENTS. As soon as available after the date hereof, CBI will furnish Union copies of the Consolidated Balance Sheets and the related Consolidated Statements of Income, Consolidated Statements of Changes in Shareholders' Equity and Consolidated Statements of Cash Flow for each annual and quarterly period subsequent to December 31, 1994, and Call Reports for Omni Bank for each quarterly period completed after September 30, 1995, and prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, the "Subsequent CBI Financial Statements"). The Subsequent CBI Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present the financial condition and results of operations for the dates and periods presented. The CBI Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect.

         SECTION 6.4 PROXY STATEMENT; SHAREHOLDERS' MEETING. As soon as practicable after the execution of this Agreement, but in no event later than 30 days after the date of this Agreement, and at least 30 days prior to the date of the special meeting of CBI's shareholders (the "Special Meeting"), CBI shall prepare and mail to each of its shareholders a proxy statement (the "Proxy Statement") which complies with all rules and regulations applicable to CBI in connection with the solicitation of proxies for the Special Meeting. None of the information concerning CBI or Omni Bank which is included in the Proxy Statement when mailed shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, at the time of the Special Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Special Meeting. There shall be included with the Proxy Statement a notice of the Special Meeting as required by the Illinois BCA, a copy of this Agreement and a copy of Section
11.70 of the Illinois BCA governing the rights of dissenting shareholders. The Proxy Statement shall be reasonably acceptable to Union. In advance of mailing the Proxy Statement, or any amendment or supplement thereto, to its shareholders, CBI shall provide Union and its counsel with a copy of the Proxy Statement or such amendment or supplement and an opportunity to comment thereon. The Special Meeting shall be held at the earliest practicable date, but in no event later than 60 days after the date of this Agreement. CBI shall recommend to its shareholders the approval of this Agreement and the Merger and shall solicit proxies voting in favor thereof from its shareholders.

         SECTION 6.5 ADVICE OF CHANGES. Between the date hereof and the Closing Date, CBI shall promptly advise Union in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein materially untrue, provided, however, that receipt of notice of such facts after the date of this Agreement shall have no effect on the truth and accuracy of the representations and warranties made in this Agreement as of the date hereof.

         SECTION 6.6 OTHER OFFERS. None of CBI, Omni Bank or any Affiliate of CBI or any of its respective directors, officers, employees, representatives or agents, shall, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry or proposal, or participate in any negotiations with, or provide any information to, any corporation, partnership, agent, attorney, financial advisor, Person or other entity or group (other than Union, Acquisition Corp, an Affiliate of Union or Acquisition Corp or an officer, employee or other authorized representative of Union, Acquisition Corp or such Affiliate, or CBI's counsel and financial advisor, solely for use in connection with the transactions contemplated hereby) relating to any: (a) liquidation, dissolution, recapitalization, merger or consolidation of CBI or Omni Bank; (b) sale outside the ordinary course of business of a significant amount of assets of CBI or Omni Bank; (c) purchase or sale of shares of capital stock of CBI or Omni Bank; or (d) any similar transactions involving CBI or Omni Bank, other than the transactions contemplated by this Agreement, provided, however, that CBI may provide information at the request of a third party if the board of directors of CBI determines, in good faith, that the exercise of its fiduciary duties to CBI's stockholders under applicable law, as advised in writing by outside counsel reasonably acceptable to Union, requires it to take such action, and, provided further, that CBI may not, in any event, provide to such third party any information which it has not provided to Union. Upon execution of this Agreement, CBI shall immediately cease and cause to be terminated any and all such current contacts and negotiations with respect to any such transaction. CBI shall immediately inform Union of any inquiry, proposal or request for information (including the terms thereof and the Person making such inquiry) which it may receive in respect of such a transaction.

         SECTION 6.7 ACCOUNTING AND OTHER ADJUSTMENTS. CBI agrees that it shall, and shall cause Omni Bank, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments which would affect the financial reporting of Union, on a consolidated basis after the Closing, in any case as Union shall request, provided, however, that the calculation of the Cash Price Per Share shall not be affected by any of the actions described in this Section, except for any such actions that CBI would have been obligated to take by any other provision of this Agreement, and provided further, that neither CBI nor Omni Bank shall be obligated to take any such requested action until immediately prior to the Closing and at such time as CBI shall have received reasonable assurances that all conditions precedent to CBI's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

         SECTION 6.8 INFORMATION PROVIDED TO UNION. CBI agrees that none of the information concerning CBI or Omni Bank which is provided or to be provided by CBI or Omni Bank to Union for inclusion or which is included in any documents to be filed with any governmental authority in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

         SECTION 6.9 CBI CLOSING OBLIGATIONS. CBI agrees to take such actions as may be necessary to ensure that the following conditions (collectively, the "CBI Closing Obligations") are satisfied prior to, or concurrently with, the
Closing: (a) CBI shall have no outstanding liabilities, including long-term or short-term debt; and (b) CBI shall have no outstanding subordinated debentures. Union agrees to assist CBI in satisfying such conditions through payment of all or a portion of the Aggregate Amount to third parties, as directed in writing by CBI, and any such payments by Union shall reduce the Cash Price Per Share as set forth in Section 3.2.

         SECTION 6.10 ENVIRONMENTAL MATTERS. Union may in its discretion, prior to the Closing, retain at its own expense an independent professional consultant to perform an environmental site assessment and render to Union a report (an "Environmental Report") to determine if any real property in which CBI or Omni Bank holds any interest contains or gives evidence that any violations of Environmental Laws have occurred on any such property. Neither Union nor its independent professional consultant shall enter upon any such real property in which CBI or Omni Bank holds only a mortgagee's interest without the prior permission of CBI and the Person in possession thereof. CBI shall not withhold such permission unreasonably, and shall use all reasonable efforts to obtain such permission for Union from the Person in possession of any such mortgaged real property for which Union desires its independent professional consultant to conduct a site assessment. Union shall have no duty to act upon any information produced by such reviews or investigations with or for the benefit of CBI, Omni Bank or any other Person, but shall provide such information to CBI as soon as practicable after such information becomes available to Union.

         SECTION 6.11 ADDITIONAL UNION ACQUISITIONS. CBI acknowledges that Union is currently in negotiations with respect to other possible acquisitions and business combinations, and notwithstanding anything contained herein to the contrary, CBI agrees that nothing contained herein is intended to or shall prevent Union from continuing such negotiations, commencing any other similar negotiations or taking any such actions that may be necessary to consummate any such other acquisitions or business combinations so long as the same do not prevent Union from consummating the Merger.

                                   ARTICLE 7

                               COVENANTS OF UNION

         Union hereby covenants and agrees with CBI as follows:

         SECTION 7.1 CONFIDENTIALITY. Any confidential information or trade secrets received by Union, Acquisition Corp, their employees or agents in the course of the examination described in Section 6.1 shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by Union or, at CBI's request, returned to CBI in the event this Agreement is terminated as provided in Section 13.1. Such information shall not be used by Union, Acquisition Corp or its agents to the detriment of CBI or Omni Bank.

         SECTION 7.2 CONDUCT OF BUSINESS; CERTAIN COVENANTS. From and after the execution and delivery of this Agreement and until the Effective Time, Union will:

         (a) conduct its business and operate only in accordance with sound banking and business practices; and

         (b) remain in good standing and file all required reports with all applicable regulatory authorities.

         SECTION 7.3 ADVICE OF CHANGES. Between the date hereof and the Closing Date, Union shall promptly advise CBI in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein materially untrue, provided, however, that receipt of notice of such facts after the date of this Agreement shall have no effect on the truth and accuracy of the representations and warranties made in this Agreement as of the date hereof.

         SECTION 7.4 PURCHASE OF CBI ASSETS. On or prior to the Closing, Union agrees to permit CBI's President to purchase from CBI or Omni Bank any of the assets listed on Schedule 7.4 for cash at a price not less than the book value of such asset as shown on the books and records of CBI or Omni Bank as of the date of such purchase, provided, however, that any policies of life insurance shall be purchased at not less than their respective cash surrender values as of the date of purchase.

         SECTION 7.5 INFORMATION PROVIDED TO CBI. Union agrees that none of the information concerning Union or any Union Subsidiary which is included in the Proxy Statement and any other documents to be filed with any governmental authority in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed and, in the case of the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the Special Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Union shall have no responsibility for the truth or accuracy of any information with respect to CBI or Omni Bank or any of their affiliates or associates contained in the Proxy Statement.

                                   ARTICLE 8

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF UNION AND ACQUISITION CORP

         The obligations of Union and Acquisition Corp under this Agreement are subject, unless waived by Union or Acquisition Corp, to the satisfaction of the following conditions on or prior to the Effective Time:

         SECTION 8.1 REPRESENTATIONS AND WARRANTIES TRUE AT EFFECTIVE TIME. The representations and warranties made by CBI in this Agreement shall be true and correct on and as of the Effective Time with the same effect as though such representations and warranties had been made or given on and as of the Effective Time, except for changes contemplated by this Agreement, and except also for representations and warranties as of a specified time other than the Effective Time, which shall be true and correct at such specified time. CBI shall have delivered to Union a certificate of its President or any Vice President to the same effect.

         SECTION 8.2 COMPLIANCE WITH AGREEMENT. CBI shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with prior to or at the Effective Time and CBI shall have delivered to Union a certificate of its President or any Vice President to the same effect.

         SECTION 8.3 PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by CBI in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Union, and CBI shall have made available to Union for examination the originals or true and correct copies of all records and documents relating to the business and affairs of CBI which Union may reasonably request in connection with said transactions.

         SECTION 8.4 STATUTORY REQUIREMENTS. This Agreement shall have been duly and validly approved by the board of directors and the shareholders of CBI. Such shareholder approval shall have been obtained in conformity with all applicable laws at a meeting of shareholders for which proxies are solicited in compliance with applicable laws and requirements.

         SECTION 8.5 REGULATORY APPROVALS. Union shall have received any and all required approvals from the Federal Reserve, the Commissioner and any other necessary governmental authority, for the consummation of the transactions contemplated hereby, and all applicable waiting periods shall have expired.

         SECTION 8.6 LITIGATION. Since the date of this Agreement, neither CBI nor Omni Bank shall be made a party to, or to the knowledge of CBI threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of Union, have or are likely to have a material adverse effect on the consolidated financial condition, assets or business of CBI and Omni Bank, neither CBI nor Omni Bank shall be subject to or threatened with an agreement with any regulatory authority and no action, suit, proceeding or claim shall have been instituted, made or threatened by any Person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement.

         SECTION 8.7 ACCURACY OF FINANCIAL STATEMENTS. The CBI Financial Statements and the Subsequent CBI Financial Statements, previously or subsequently furnished to Union by CBI shall not be inaccurate in any material respect, unless the effect of any such inaccuracy on the amount of CBI's shareholders' equity has already been taken into account through a reduction in the Aggregate Amount pursuant to Section 3.2.

         SECTION 8.8 ABSENCE OF CERTAIN CHANGES OR EVENTS; SHAREHOLDERS' EQUITY. From the date hereof to the Effective Time, there shall be and have been no material adverse change in the consolidated financial condition, assets or business of CBI and Omni Bank. In addition, the shareholders' equity of CBI computed in accordance with generally accepted accounting principles (but not including any additions or reductions as a result of the application of FASB 115) as of the time immediately prior to the Closing shall not be less than CBI's shareholders' equity as of September 30, 1995.

         SECTION 8.9 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by CBI by the terms of this Agreement shall have been obtained and shall be satisfactory to Union.

         SECTION 8.10 TERMINATION OF EMPLOYEE BENEFITS PLANS. Upon Union's written request delivered to CBI on or prior to the Closing Date, CBI shall take all steps necessary to terminate or freeze the benefits payable or accruing following the Closing under any Employee Benefit Plan, all on terms reasonably acceptable to Union.

         SECTION 8.11 CBI COMMON STOCK VOTING AGREEMENTS. Concurrently with the execution of this Agreement, each of the holders of greater than 10% of the issued and outstanding shares of CBI Common Stock and each of the directors of CBI shall have executed and delivered to Union a written agreement in the form attached as Exhibit G pursuant to which such shareholder and such director agrees to vote his or her shares of CBI Common Stock to approve this Agreement and the Merger.

         SECTION 8.12 CBI PREFERRED STOCK VOTING AGREEMENTS. Within 20 days of the date of this Agreement, CBI shall deliver to Union a written agreement substantially in the form attached as Exhibit G executed by holders of greater than two thirds of the issued and outstanding shares of CBI Preferred Stock pursuant to which such shareholder agrees to vote his or her shares of CBI Preferred Stock to approve this Agreement and the Merger.

         SECTION 8.13 LOAN LOSS RESERVE. At the Effective Time, the reserve for possible loan and lease losses of Omni Bank shall be adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of immediately prior to the Effective Time, and such reserves shall in no event be less than that shown on the September 30, 1995 Call Report of Omni Bank.

         SECTION 8.14 ENVIRONMENTAL MATTERS. Union shall have been granted acceptable access to any real property in which CBI or Omni Bank owns any interest and for which Union desired its independent professional consultant to prepare an Environmental Report, and the results of any Environmental Report rendered to Union with respect to such real property shall have not disclosed any material violation of any of the Environmental Laws.

         SECTION 8.15 SALE OF CERTAIN ASSETS AND LOANS. On or prior to the Closing, CBI shall sell, or cause Omni Bank to sell, to either or both of Mr. Ivan Wharton and Mrs. Betty Wharton the loans and other assets of CBI or Omni Bank that are listed on Schedule 8.15 (including the real property owned by CBI or Omni Bank which is located in Paloma, Illinois), provided, however, that each such sale shall be non-recourse and for cash at a price not less than the book value of such asset or loan as shown on the books and records of CBI or Omni Bank as of the date of such sale. If prior to the Closing, Omni Bank recovers an aggregate net amount with respect to any loan listed on Schedule
8.15 which is in excess of the book value of such loan as shown on the books and records of Omni Bank as of the date immediately prior to such recovery, Union agrees that the amount in excess of such book value shall be added to, and shall increase, the Aggregate Amount.

                                   ARTICLE 9

                          CONDITIONS PRECEDENT TO THE
                               OBLIGATIONS OF CBI

         The obligations of CBI under this Agreement are subject, unless waived by CBI, to the satisfaction on or prior to the Effective Time of the following conditions:

         SECTION 9.1 REPRESENTATIONS AND WARRANTIES TRUE AT EFFECTIVE TIME. The representations and warranties made by Union and Acquisition Corp in this Agreement shall be true and correct on and as of the Effective Time with the same effect as though such representations and warranties had been made or given on and as of the Effective Time, except for changes contemplated by this Agreement, and except also for representations and warranties as of a specified time other than the Effective Time, which shall be true and correct at such specified time. Union shall have delivered to CBI a certificate from its President or any Vice President to the same effect.

         SECTION 9.2 COMPLIANCE WITH AGREEMENT. Union and Acquisition Corp shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Effective Time and Union shall have delivered to CBI a certificate from its President or any Vice President to the same effect.

         SECTION 9.3 PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by Union and Acquisition Corp in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for CBI, and Union and Acquisition Corp shall have made available to CBI and its representatives for examination the originals or true and correct copies of all records and documents relating to the business and affairs of Union and Acquisition Corp which CBI or its counsel may reasonably request in connection with said transactions.

         SECTION 9.4 STATUTORY REQUIREMENTS. This Agreement shall have been duly and validly approved by the boards of directors of Union and Acquisition Corp and by the vote of the sole shareholder of Acquisition Corp.

         SECTION 9.5 CBI SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the shareholders of CBI in accordance with the Illinois BCA.

         SECTION 9.6 REGULATORY APPROVALS. Union shall have received any and all required approvals from the Federal Reserve, the Commissioner and any other necessary governmental authority, for the consummation of the transactions contemplated hereby.

         SECTION 9.7 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by either party by the terms of this Agreement or otherwise reasonably necessary in the opinion of CBI to consummate the transactions contemplated by this Agreement shall have been obtained and shall be reasonably satisfactory to CBI.

         SECTION 9.8 ACCURACY OF FINANCIAL STATEMENTS. The Union Financial Statements furnished to CBI by Union shall not be inaccurate in any material respect.

         SECTION 9.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. From the date hereof to the Effective Time, there shall be and have been no material adverse change in the consolidated financial condition, assets or business of Union and the Union Subsidiaries.

         SECTION 9.10 LITIGATION. No action, suit, proceeding or claim shall have been instituted, made or threatened by any Person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement.

                                   ARTICLE 10

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                             OF EACH OF THE PARTIES

         In addition to the provisions of Sections 8 and 9, the obligations of each of the parties under this Agreement are subject, unless waived by the other parties hereto, to the satisfaction on or prior to the Effective Time of the following conditions:

         SECTION 10.1 OTHER APPROVALS. All actions, consents or approvals, governmental or otherwise, which are, or in the opinion of counsel for Union or CBI may be, necessary to permit or enable the Surviving Corporation upon and after the Merger, to conduct all or any part of the business of CBI, in the manner in which such activities and businesses are conducted up to the Effective Time, shall have been obtained without any conditions which in the reasonable opinion of Union are materially adverse, and shall not have been withdrawn or stayed.

         SECTION 10.2 ORDERS, DECREES AND JUDGMENTS. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

                                   ARTICLE 11

                      ADDITIONAL COVENANTS OF THE PARTIES

         SECTION 11.1 COOPERATION. Each of CBI, Acquisition Corp and Union, will, and each of the foregoing will cause its respective Subsidiaries to, fully and promptly cooperate with each of CBI and Union and their respective counsel and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

         SECTION 11.2 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred by a party hereto shall be borne by such party, including the fees of their respective accountants and attorneys.

         SECTION 11.3 PUBLICITY. Prior to the Effective Time, the parties hereto will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

                                   ARTICLE 12

                              REGULATORY APPROVALS

         SECTION 12.1 INITIAL FILINGS. Union shall use its best efforts to make as soon as practicable all appropriate initial filings necessary to obtain the regulatory approvals referred to in Section 12.2 at such time as it reasonably believes that such filings would be accepted and approved by the appropriate regulatory agencies. Union shall in good faith pursue the regulatory approvals necessary to consummate the transactions contemplated in this Agreement. Union shall provide CBI and its counsel with a copy of each application or document filed by it with federal or state regulatory officials to obtain such approvals.

         SECTION 12.2 NECESSARY APPROVALS. Union shall have primary responsibility for preparation of all applications for regulatory approval of the transactions contemplated in this Agreement, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the Commissioner pursuant to the Illinois BHCA and the Illinois Act; or (c) any other party or governmental authority pursuant to any applicable law or regulation, for authority to consummate the transactions contemplated by this Agreement. CBI agrees to cooperate with Union and use its reasonable best efforts to assist Union in preparing such applications and in pursuit of such approvals.

                                   ARTICLE 13

                          TERMINATION AND ABANDONMENT

         SECTION 13.1 REASONS FOR TERMINATION AND ABANDONMENT. This Agreement may be terminated and abandoned upon prompt written notice to the other party or parties before the Effective Time, notwithstanding authorization and adoption of this Agreement by the shareholders of CBI or Acquisition Corp or both:

         (a) By mutual consent of the boards of directors of Union and Acquisition Corp and the board of directors of CBI;

         (b) By Union or Acquisition Corp at any time after December 31, 1996, or such later date as shall have been agreed to in writing by the parties (the "Termination Date"), if any of the conditions provided for in Sections 8 and 10 of this Agreement have not been met and have not been waived in writing by Union, provided, however, that if any condition set forth in Sections 8 or 10 is required to be satisfied prior to the Termination Date, Union may terminate this Agreement if such condition has not been satisfied within 30 days following receipt by CBI of notice of such failed condition;

         (c) By Union if CBI shall have breached one or more provisions of this Agreement in any way which has, or would reasonably be expected to have a material adverse effect on the rights of Union under this Agreement, considering all such breaches in the aggregate, and where such breach has not been cured within 30 days following receipt by CBI of notice of such breach;

         (d) By CBI at any time after the Termination Date if any of the conditions provided for in Sections 9 or 10 of this Agreement have not been met and have not been waived in writing by CBI, provided, however, that if any condition set forth in Sections 9 or 10 is required to be satisfied prior to the Termination Date, CBI may terminate this Agreement if such condition has not been satisfied within 30 days following receipt by Union of notice of such failed condition;

         (e) By CBI if either Union or Acquisition Corp shall have breached one or more provisions of this Agreement in any way which has, or would reasonably be expected to have a material adverse effect on the rights of CBI under this Agreement, considering all such breaches in the aggregate, and where such breach has not been cured within 30 days following receipt by Union of notice of such breach;

         (f) By CBI or Union if CBI's shareholders fail to approve this Agreement at the Special Meeting as contemplated by Section 6.4.

         SECTION 13.2 EFFECT OF TERMINATION OR ABANDONMENT. Except where a party has breached its covenants under this Agreement or as otherwise expressly provided herein, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Sections 1.3, 3.2 or 13.1, this Agreement shall become null and void and there shall be no liability or restrictions on the future activities on the part of any party hereto, or its directors, officers or shareholders, except for Union's and Acquisition Corp's obligations, and CBI's obligation, concerning confidentiality referred to in
Section 7.1 and Section 6.1, respectively.

         SECTION 13.3 PAYMENT TO CBI. If the Merger contemplated herein is not consummated because Union breaches its obligations under this Agreement, unless such breach or failure is a result of the failure by CBI to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, then Union shall pay to CBI, upon its written demand, an amount equal to CBI's costs and expenses incurred in connection with this Agreement, provided, however, that such amount shall in no event be greater than $100,000. Such sum shall constitute liquidated damages and the receipt thereof shall be CBI's sole and exclusive remedy under this Agreement for such breach by Union.

         SECTION 13.4 PAYMENTS TO UNION. (a) If the Merger contemplated herein is not consummated because CBI breaches its obligations under this Agreement or the shareholders of CBI fail to approve this Agreement and the Merger, unless such breach or failure is a result of the failure by Union or Acquisition Corp to perform and comply in all material respects with any of their material obligations under this Agreement which are to be performed or complied with by them prior to or on the date required hereunder, then CBI shall pay to Union, upon its written demand, an amount equal to Union's costs and expenses incurred in connection with this Agreement, provided, however, that such amount shall in no event be greater than $100,000. Such sum, together with any payment which may be due pursuant to Section 13.4(b), shall constitute liquidated damages and the receipt thereof shall be Union's sole and exclusive remedy under this Agreement for such breach by CBI or such failure by CBI's shareholders to approve this Agreement and the Merger.

         (b) In addition to any payment due pursuant to Section 13.4(a), if the Merger contemplated herein is not consummated because CBI breaches its obligations under this Agreement or the shareholders fail to approve this Agreement and the Merger, unless such breach or failure is a result of the failure by Union or Acquisition Corp to perform and comply in all material respects with any of their material obligations under this Agreement which are to be performed or complied with by them prior to or on the date required hereunder, and within one year after the termination of this Agreement CBI enters into an agreement with any party other than Union providing for the acquisition of control of CBI by such other party and the transaction contemplated by such agreement is consummated at any time thereafter, then CBI shall pay to Union, upon its written demand, the sum of $250,000. Such sum, together with any payment which may be due pursuant to Section 13.4(a), shall constitute liquidated damages under this Agreement and the receipt thereof shall be Union's sole and exclusive remedy under this Agreement for such breach by CBI, such failure by CBI's shareholders to approve this Agreement and the Merger or as a result of such acquisition of control of CBI by a third party, provided, further, however, that the provisions of this Section shall in no way limit Union's rights against any such third party. For purposes of this Section, the phrase "control of CBI" shall mean the acquisition by any such third party of: (a) legal or beneficial ownership (as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of greater than 33% of the then issued and outstanding voting stock of CBI or Omni Bank through any transaction to which CBI or any

Affiliate of CBI is a party; (b) all or substantially all of CBI's assets; or
(c) any of the capital stock or all or substantially all of the assets of Omni Bank.

                                   ARTICLE 14

                                 MISCELLANEOUS

         SECTION 14.1 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws.

         SECTION 14.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties hereto and any purported assignment in violation hereof shall be void and of no effect.

         SECTION 14.3 AMENDMENT AND MODIFICATION. The parties may by written agreement signed by all parties hereto: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party, provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the shareholders of CBI shall affect the rights of such shareholders in any manner which is materially adverse to such shareholders. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         SECTION 14.4 NOTICES. All notices, requests and other communications hereunder shall be in writing (which shall include telecopier communication) and shall be deemed to have been duly given if delivered by hand or by overnight express delivery service, mailed with first class postage prepaid or telecopied if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail with first class postage prepaid:

         (a)     If to CBI to:

                          Country Bancshares, Inc.
                          R.R. #2, Box 205C
                          Camp Point, Illinois  62320
                          Attention:       Mr. Ivan E. Wharton, President, and
                                           Mrs. Betty Wharton
                          Telephone:       (309) 837-6664
                          Telecopier:      (309) 836-1410

                 with copies to:

                          Gerrish & McCreary, P.C.
                          Suite 200, 700 Colonial Road
                          P. O. Box 242120
                          Memphis, Tennessee  38124-2120
                          Attention:       P. Thomas Parrish, Esq.
                          Telephone:       (901) 767-0900
                          Telecopier:      (901) 684-2339

or to such other Person and place as CBI shall furnish to Union in writing; or

         (b)     if to Union or Acquisition Corp to:

                          UnionBancorp, Inc.
                          122 W. Madison Street
                          Ottawa, Illinois  61350
                          Attention:       Mr. R. Scott Grigsby
                                           Chairman of the Board and President
                          Telephone:       (815) 433-7010
                          Telecopier:      (815) 434-3160

                 with copies to:

                          Barack, Ferrazzano, Kirschbaum & Perlman
                          333 West Wacker
                          Suite 2700
                          Chicago, Illinois  60606
                          Attention:       John E. Freechack, Esq.
                          Telephone:       (312) 984-3100
                          Telecopier:      (312) 984-3150

or to such other Person or place as Union or Acquisition Corp shall furnish to CBI or CBI shall furnish to Union and Acquisition Corp in writing. Except as otherwise provided herein, all such notices, requests or other communications shall be effective: (i) if delivered by hand, when delivered; (ii) if mailed in the manner provided in this Section, five Business Days after deposit with the United States Postal Service; (iii) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; (iv) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

         SECTION 14.5 HEADINGS. The table of contents and the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

         SECTION 14.6 ENTIRE AGREEMENT. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties. This Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         SECTION 14.7 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the transactions contemplated hereby is adversely affected thereby.

         SECTION 14.8 FURTHER INSTRUMENTS. The parties hereto will, at or before the Effective Time, execute and deliver such further instruments as may be reasonably requested by any other party which are necessary to or appropriate with respect to the consummation of the transactions contemplated by this Agreement.

         SECTION 14.9 COUNTERPARTS. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 14.10 BEST EFFORTS. Each party represents and warrants that it will use its best efforts to bring about the transactions contemplated by this Agreement as soon as practicable provided that this Section shall not obligate CBI or Union to remedy any breach of any of its representations, warranties and covenants herein. In the event that any party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of the representations or warranties herein, or would have constituted or caused a breach by it of any of the representations or warranties herein, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other party.

         SECTION 14.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise expressly provided herein and in the Indemnity Agreement, the covenants, representations and warranties contained in this Agreement shall survive only until the Effective Time.

         SECTION 14.12 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to and shall not create any rights in or confer any benefits upon any Person or entity other than the parties hereto.





                     [THIS SPACE LEFT INTENTIONALLY BLANK]





         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first written above.

ATTEST:                                     UNIONBANCORP, INC.


By:    /s/ Charles J. Grako                 By:     /s/ R. Scott Grigsby
       -----------------------------------          -------------------------------------------
       Charles J. Grako                             R. Scott Grigsby
       Secretary/Treasurer                          Chairman of the Board and President

ATTEST:                                     COUNTRY BANCSHARES, INC.


By:    /s/ Michel McLennan                  By:     /s/ Betty F. Wharton
       -----------------------------------          -------------------------------------------
       Michel McLennan                              Betty F. Wharton
       Secretary                                    Chairman of the Board

ATTEST:                                     COUNTRY BANCSHARES, INC.


By:    /s/ Michel McLennan                  By:     /s/ Ivan E. Wharton
       -----------------------------------          -------------------------------------------
       Michel McLennan                              Ivan E. Wharton
       Secretary                                    President

ATTEST:                                     CBI ACQUISITION CORPORATION


By:    /s/ Charles J. Grako                 By:     /s/ R. Scott Grigsby
       -----------------------------------          -------------------------------------------
       Charles J. Grako                             R. Scott Grigsby
       Secretary/Treasurer                          President

